Exhibit 23.4

Critical Metals Corp (the “Company”)

c/o Maples Corporate Services (BVI) Limited

Kingston Chambers, PO Box 173, Road Town

Tortola, British Virgin Islands

June 22, 2026

Re: S-K 1300 Technical Report Summary

Agricola Mining Consultants Pty Ltd. (“Agricola”) is the authoring firm of the report titled “Amended S-K 1300 Technical Report Summary Tanbreez Rare Earth Project” dated 13 April 2026, regarding the mining property known as the Tanbreez Rare Earth Project (the “Project”), which was prepared in accordance with the United States Securities and Exchange Commission (“SEC”) S-K regulations (Title 17, Part 229, Items 601 and 1300 to 1305) for the Company (the “Expert Report”).

Agricola understands that the Company wishes to refer to Agricola’s name and the Expert Report in its Registration Statement on Form F-3 (the Form F-3 as amended, the “Form F-3”) to be prepared and filed by the Company. Agricola further understands that the Company wishes to incorporate by reference extracts and/or information from the Expert Report in the Form F-3 related to the Project. Agricola has been provided with a copy of Form F-3 and has reviewed the proposed disclosure identified above.

Agricola hereby consents to:

●	the use of, and references to, its name in the Form F-3;

●	the use of, and references to, the Expert Report in the Form F-3; and

●	the use of, in the Form F-3, extracts and information from the Expert Report or portions thereof.

Agricola confirms that where its work involved a Mineral Resource or Mineral Reserve estimate, such estimates comply with the requirements for Mineral Resource and Mineral Reserve estimation under Subpart 1300 of Regulation S-K promulgated by the SEC.

Agricola also confirms that its representatives have read the disclosure included in, or incorporated by reference into, the Form F-3 related to such information and the Project, and Agricola confirms such disclosure does not contain a misrepresentation.

For and on behalf Agricola:

By:	/s/ Malcolm Castle
Name:	Malcolm Castle
Title:	Consultant